UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

April 17, 2013 (April 15, 2013)

Date of Report (date of earliest event reported)

NEUROGESX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33438	94-3307935
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

999 Baker Street, Suite 200, San Mateo, California 94404

(Address of principal executive offices)

(650) 358-3300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

As of April 15, 2013, NeurogesX, Inc. (the “NeurogesX”) and Acorda Therapeutics, Inc. (“Acorda”) entered into an Asset Purchase Agreement (the “APA”). Pursuant to the terms of the APA, Acorda will acquire at the closing certain assets of NeurogesX (including NeurogesX’ assets relating to its product Qutenza and its product candidate NGX-1998), which assets exclude (i) assets of NeurogesX (the “Astellas Territory Assets”) that are subject to the terms of the Distribution, Marketing and License Agreement, dated as of June 19, 2009 by and between Astellas Pharma Europe Ltd. (“Astellas”) and NeurogesX (the “Astellas Agreement”) (which, in turn, secure the obligations of NeurogesX to Healthcare Royalty Partners L.P. (“HC Royalty”) under that certain Financing Agreement, dated as of April 29, 2010, as amended as set forth below (the “FA”)), (ii) cash and pre-closing accrued accounts receivable, and (iii) certain other customary exceptions. In consideration for the acquisition of assets pursuant to the APA, Acorda will pay NeurogesX $7,000,000 upon closing, and up to an additional $5,000,000 of post-closing milestone payments (“Milestone Payments”) , as follows:

•

$2,000,000 if FDA approval is obtained prior to December 31, 2016 for the sale of an NGX-1998 liquid formulation product in the United States for the cutaneous treatment of painful diabetic neuropathy in humans; and

•

$3,000,000 if net sales of an NGX-1998 approved product in Acorda’s territory reach $100,000,000 during the first 12 months that such product is sold in Acorda’s territory, commencing with the first date that such product is commercially available for purchase anywhere in Acorda’s territory. Acorda’s territory consists of all territories worldwide other than those jurisdictions covered by the Astellas Agreement, which generally comprise countries in Europe, Africa and the Middle East (the “Astellas Territory”).

In addition, upon closing, Acorda will assume and pay up to $900,000 of certain specified accounts payable and pre-closing operating expenses of NeurogesX.

NeurogesX plans to use the $7,000,000 cash proceeds received upon the closing of the transaction contemplated by the APA to satisfy NeurogesX’ obligations to its creditors, but it is likely that such proceeds will not be sufficient to satisfy NeurogesX’ obligations to its creditors in full. In addition, to the extent that NeurogesX is able to satisfy its creditor obligations, NeurogesX expects that little, if any, of the initial closing proceeds will be available to distribute to its stockholders. Any amounts of proceeds remaining after satisfaction of NeurogesX obligations to its creditors are expected to be distributed to the stockholders of NeurogesX; however, there is no assurance that any of the conditions for the Milestone Payments will be met, and even if such conditions are met, the amount of proceeds from any Milestone Payments received may not be sufficient after satisfying any remaining obligations of NeurogesX to its creditors to provide for any distribution to NeurogesX stockholders.

The following actions are also being undertaken as part of the transaction contemplated by the APA:

•

As of April 15, 2013, NeurogesX and HC Royalty entered into an amendment to the FA whereby: (i) the notice (where notice is required for an event of default) and cure periods for an event of default (where one is provided for) were reduced to 3 and 10 days, respectively, (ii) if there shall occur any event that gives Hercules Technology Growth Capital, Inc. (“Hercules”) the right to accelerate the indebtedness under the Loan and Security Agreement, dated as of August 5, 2011, between NeurogesX and Hercules, as amended to date, or any other indebtedness in excess of $1,000,000, but only after any applicable cure periods, there would be an immediate event of default under the FA, and (iii) there would be an immediate event of default if any other indebtedness in excess of $1,000,000 was not paid when due.

•

Prior to the special meeting of NeurogesX stockholders to approve the transactions under the APA, pursuant to an Acknowledgement of Default and Release Agreement, NeurogesX will acknowledge that there exists events of default under the FA, whereupon HC Royalty is expected to conduct a sale of the Astellas Territory Assets under Article 9 of the Uniform

Commercial Code and will seek to acquire such assets for a credit bid equal to the amount that NeurogesX owes HC Royalty under the FA, less certain expenses incurred by HC Royalty in connection with the transactions contemplated by the APA (the “Article 9 Sale”). The Article 9 Sale can be terminated if NeurogesX’ stockholder approval of the APA has not been obtained prior to the time of the Article 9 Sale, in which case HC Royalty is obligated to enter into a forbearance agreement with NeurogesX for the acknowledged events of default, with the forbearance thereunder remaining in effect until the earlier of December 31, 2013 or the occurrence of any other event of default under the FA.

•	As of April 15, 2013, HC Royalty and Astellas entered into an agreement amending, restating and replacing the Astellas Agreement effective as of the closing of the APA.

•

As of April 15, 2013, HC Royalty and Acorda entered into a License and Intellectual Property Coordination Agreement with respect to post-closing cooperative efforts of the parties thereto concerning NeurogesX assets being acquired by Acorda and HC Royalty (and, in the case of HC Royalty, being licensed by HC Royalty to Astellas). Such agreement will become effective upon closing.

•	As of April 15, 2013, HC Royalty and Acorda entered into a mutual release, to become effective upon the closing of the APA.

•

As of April 15, 2013, NeurogesX, Acorda, HC Royalty and The Regents of the University of California (the “UC”) entered into a memorandum of understanding pursuant to which the parties thereto agreed to the assignment to HC Royalty and Acorda of the Exclusive License between NeurogesX and the UC, dated as of November 1, 2000 as amended to date (the “License”), such that NeurogesX will assign its rights under this agreement to HC Royalty for the Astellas Territory and to Acorda for the non-Astellas Territory.

•

As of April 15, 2013, Astellas and Acorda entered into a License and Coordination Agreement with respect to post-closing cooperative efforts of the parties thereto concerning NeurogesX assets being acquired by Acorda and HC Royalty. Such agreement will become effective upon closing.

•

In connection with the closing under the APA, Astellas and Acorda are expected to enter into a Safety Data Exchange Agreement with respect to additional post-closing cooperative efforts of the parties thereto concerning NeurogesX assets being acquired by Acorda (the “Data Agreement”).

•	As of April 15, 2013, Acorda and Hercules entered into a Release Agreement which becomes effective upon closing of the APA.

The closing under the APA is subject to certain customary conditions, and also includes the following:

•	Receipt by NeurogesX of stockholder approval for the APA;

•	The various agreements entered into at the time of the signing of the APA, as described above, becoming or remaining, as the case may be, in full force and effect;

•	Astellas and Acorda entering into the Data Agreement;

•	Acorda and Astellas each entering into direct supply agreements for certain current suppliers for NeurogesX products and product candidates, which may be structured as tripartite agreements;

•	Maintenance of certain supplier relationships by NeurogesX;

•	The Article 9 Sale having been completed and the FA being terminated; and

•	Entering into certain arrangements reasonably acceptable to Acorda with respect to certain assets being acquired.

The APA contains customary representations and warranties of the parties, some of which are qualified by materiality standards. Certain representations and warranties of NeurogesX have been further qualified by disclosures in a separate disclosure letter delivered to Acorda. NeurogesX’ and Acorda’s representations and warranties were made as of the date of the APA and, except for certain representations and warranties made only as of the date of the APA, must remain accurate through the closing date of the transactions contemplated by the APA.

Under the terms of the APA, NeurogesX and Acorda are obligated to indemnify the other for losses incurred or suffered, following the closing, by the other for breaches of representations and warranties, failure to perform covenants and agreements under the APA and related transaction documents, assumed liabilities (in the case of Acorda) or excluded liabilities (in the case of NeurogesX), and, in the case of NeurogesX, product returns for products sold prior to the closing. Notwithstanding the foregoing, Acorda’s recourse against NeurogesX for NeurogesX’ liabilities is limited to offsets against payments that may be made to NeurogesX with respect to any Milestone Payments that may become due, except with respect to breaches of post-closing covenants or fraud by NeurogesX,

The APA contains customary restrictions on the conduct of NeurogesX business from the date of the APA to the earlier of the termination of the APA or the closing. The APA also contains an obligation of NeurogesX to prepare and distribute a proxy statement to the stockholders of NeurogesX, to solicit stockholder approval of the APA, and to call, give notice of, convene, and hold a meeting of NeurogesX’ stockholders to approve the APA.

NeurogesX and Acorda may terminate the Agreement at any time prior to the closing under various circumstances including by mutual written consent, if a government law or order prevents the consummation of the transactions contemplated by the APA, if the requisite NeurogesX stockholder approval is not obtained, if the closing has not occurred within 120 days of the date of the APA, if NeurogesX breaches its obligations under the APA with respect to competing offers or if the NeurogesX board makes a change of recommendation to NeurogesX’s stockholders with respect to the APA, in connection with certain actions related to receipt by NeurogesX of a superior proposal, or upon the other party’s uncured breach of any representation, warranty or obligation under the Agreement. Under certain circumstances of termination, NeurogesX is obligated to pay Acorda their out of pocket expenses incurred in connection with the transactions contemplated under the APA up to a maximum of $350,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROGESX, INC.

By:	/s/ Stephen F. Ghiglieri
Stephen F. Ghiglieri
Executive Vice President, Chief Operating Officer and Chief Financial Officer

Date: April 17, 2013

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